                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D. C. 20549


                                   FORM 8-K

              CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


                         DATE OF REPORT: July 15, 1998



                                NCR CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          MARYLAND                     001-00395                31-0387920
(STATE OR OTHER JURISDICTION          (COMMISSION            (I.R.S. EMPLOYER
     OF INCORPORATION)               FILE NUMBER )          IDENTIFICATION NO.)



                   1700 S. PATTERSON BLVD., DAYTON, OH 45479
                                (937) 445-5000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

Item 5.  Other Events

    The Registrant's news release dated July 15, 1998, with respect to its financial results for the quarter ended June 30, 1998, including condensed consolidated balance sheets as of June 30, 1998, and condensed consolidated statements of operations, consolidated revenue summary, and condensed consolidated statements of cash flows for the three and six month periods ended June 30, 1998, is attached and incorporated herein by reference.

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                         NCR Corporation

Date:  July 16, 1998                     By:  /s/ John L. Giering
                                              -------------------
                                              John L. Giering, Senior
                                              Vice President and Chief
                                              Financial Officer


News Release
--------------------------------------------------------------------------------
For further information:

Anthony Sprauve
937-445-2311 (office)
937-223-1166 (home)
Anthony.Sprauve@DaytonOH.NCR.COM

For Release on Wednesday July 15, 1998
--------------------------------------

             NCR Reports Second-Quarter Net Income of $48 Million;

                        Operating Profit of $23 Million

     DAYTON, Ohio - Building on positive first-quarter financial results, NCR Corporation today announced $23 million in income from operations for the second quarter ended June 30, 1998. This is a $42 million improvement in operating profit over the same period in 1997. Income before taxes in the second quarter increased to $92 million from $2 million in the same period in 1997. Income before taxes includes the favorable impact of a pre-tax gain of $55 million from the sale of NCR's TOP END enterprise middleware technology and product family to BEA Systems, Inc. Net income for the second quarter of 1998 was $48 million compared to a loss of $4 million in the comparable period last year. Earnings per share jumped to $.47 and $.46 on a basic and diluted basis, respectively, as compared to a loss of $.04 per share a year ago.

Gross margin in the quarter, as a percentage of revenue, rose to 30 percent, an increase of 2.2 percentage points over the same period last year.

     Revenue in the quarter was $1.574 billion, a decline of 4 percent compared to the $1.645 billion reported in the comparable period last year. Revenue was flat on a local currency basis. Total orders posted a mid-single digit decline in the quarter compared to the same period last year, but increased slightly on a local currency basis.

     "The strong improvement in operating income, driven by better gross margins and continuing expense discipline, demonstrates we have made the right strategic changes to be profitable," said NCR Chairman and CEO Lars Nyberg. "Our improvement is also a result of our moving away from low-margin, commodity hardware sales to a higher value mix of data warehousing, consulting services, and hardware. We remain optimistic about year-over-year improvements despite ongoing currency pressures and the economic situation in Japan and the Asia/Pacific area," he said.

                                    Orders
                                    ------

     Total NCR orders were down compared to year-ago levels by a mid-single digit percentage. Single digit gains in financial products and scalable data warehouse products and double digit gains in professional service orders were offset by double digit declines in retail and other computer products. Orders increased in Europe/Middle East/Africa, but were down in the Americas, Japan and Asia/Pacific regions.

                                    Revenue
                                    -------

     Worldwide revenue declined 4 percent on a dollar reported basis and was flat on a local currency basis. Revenue increases of 22 percent in scalable data warehousing were offset by decreases of 14 percent and 6 percent, respectively, in retail and financial products. Systemedia revenue declined one percent, while customer support and professional services revenues declined one and two percent, respectively. On a local currency basis, customer support and professional services revenues increased three and four percent, respectively. Revenue for other computer products declined 18 percent. On a geographic basis, revenue increased in the Americas and Europe/Middle East/Africa, but declined in Japan and the Asia/Pacific regions.

                                 Gross Margin
                                 ------------

     Total gross margin for NCR products and services increased 2.2 percentage points to 30 percent from 27.8 percent in last year's second quarter. Products and systems gross margin increased 3.6 percentage points of revenue, while services gross margin increased 0.6 percentage points of revenue.

                                   Expenses
                                   --------

     Total expenses in the second quarter were $449 million in the quarter compared to $477 million in the period a year ago, a decline of six percent. Selling, general and administrative expenses were $359 million, or 22.8 percent of revenue in the quarter, compared to $381 million, or 23.2 percent of revenue a year ago. Research and development expenses were $90 million, or 5.7 percent of revenue, versus $96 million, or 5.8 percent of revenue, last year. Reductions in R&D continue to be achieved through increased use of standard industry components. A portion of the R&D savings were re-invested in software development in support of the Company's customer solutions.

                                 Other Income
                                 ------------

     In the quarter, NCR recorded a pre-tax gain of $55 million in other income from the sale of its TOP END middleware product to BEA Systems.

                                 Income Taxes
                                 ------------

     Income tax expense in the quarter was $44 million, based on an annual effective tax rate of 47.5 percent, compared to $6 million in the year ago period.

                                 Balance Sheet
                                 -------------

     NCR ended the second quarter in a strong financial position with $770 million in cash and short-term investments, down from $1.129 billion at the end of 1997. This decrease is largely due to the purchase of the minority interest in NCR's Japanese subsidiary and an ongoing common stock repurchase program. During the quarter the company spent $78 million to repurchase 2.2 million shares of NCR stock and $271 million to raise its ownership of NCR Japan to over 97 percent from 70 percent. At June 30, 1998, NCR had debt of $102 million and total shareholders' equity of $1.338 billion.

     As of June 30, 1998, NCR employed 35,000 people worldwide, including contractors, a decline of 2,400 people from March 31, 1998. Approximately half of the decline is attributable to employees who transferred to Solectron when that company acquired the manufacturing assets of NCR's retail and computer systems groups.

     NCR Corporation (NYSE: NCR) is a recognized world leader in scalable data warehousing, self-service and store automation solutions for the retail, financial and communications industries and other select markets. NCR's solutions are built on the foundation of the company's long-established industry knowledge and consulting expertise, value-adding software, world-leading hardware technology, global customer support services and a complete line of consumable and media products. More information about NCR and its products can be found on the World Wide Web at: http://www.ncr.com.


                             Financial Information
                             ---------------------

     Detailed financial information regarding NCR's second quarter results is available on the Internet: http://www.ncr.com. NCR's senior vice president and Chief Financial Officer, John Giering, will discuss the company's financial performance in a taped broadcast.

     Access is available beginning at 11:30 A.M. (EDT) today continuing until 5:00 P.M. (EDT) on July 17, 1998. The broadcast can be accessed by calling (402) 220-5185.

NOTE TO INVESTORS:
------------------

     This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions, and future financial performance. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause NCR's actual results to differ materially. In addition to the factors discussed in this release, other risks and uncertainties include the timely development, production or acquisition, and market acceptance of new and existing products and services; shifts in market demands; continued competitive factors and pricing pressures; short product-cycles and rapidly changing technologies; turnover of workforce and the ability to attract and retain skilled employees; tax rates; ability to execute the company's business plan; general economic and business conditions; and other factors detailed from time to time in the company's Securities and Exchange Commission reports and the company's annual reports to stockholders.

     The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                NCR CORPORATION
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)
                    (in millions, except per share amounts)

                                                  For the Periods Ended June 30
                                                ---------------------------------
                                                  Three Months      Six Months
                                                ---------------   ---------------
                                                 1998     1997     1998     1997
                                                ------   ------   ------   ------
Revenues

Sales                                           $  861   $  925   $1,520   $1,644
Services                                           713      720    1,363    1,390
                                                ------   ------   ------   ------
Total Revenues                                   1,574    1,645    2,883    3,034

Cost of sales                                      566      641    1,024    1,124
Cost of services                                   536      546    1,033    1,052
                                                ------   ------   ------   ------

Gross Margin                                       472      458      826      858
   % of Revenue                                   30.0%    27.8%    28.7%    28.3%
                                                ------   ------   ------   ------
Selling, general and administrative expenses       359      381      667      712
   % of Revenue                                   22.8%    23.2%    23.1%    23.5%

Research and development expenses                   90       96      170      183
   % of Revenue                                    5.7%     5.8%     5.9%     6.0%
                                                ------   ------   ------   ------

Income (Loss) from Operations                       23      (19)     (11)     (37)
   % of Revenue                                    1.5%    -1.2%    -0.4%    -1.2%

Interest expense                                     4        4        7        6
Other (income) expense, net                        (73)     (25)    (110)     (30)
                                                ------   ------   ------   ------

Income (Loss) Before Income Taxes                   92        2       92      (13)
   % of Revenue                                    5.8%     0.1%     3.2%    -0.4%

Income tax expense                                  44        6       44        7
                                                ------   ------   ------   ------
Net Income (Loss)                               $   48   $   (4)  $   48   $  (20)
   % of Revenue                                    3.0%    -0.2%     1.7%    -0.7%
                                                ======   ======   ======   ======

Net Income (Loss) per Common Share
   Basic                                        $ 0.47   $ (0.4)  $ 0.47   $(0.20)
   Diluted                                      $ 0.46   $ (0.4)  $ 0.46   $(0.20)

Weighted Average Common
  Shares Outstanding
   Basic                                         102.6    102.1    102.9    101.8
   Diluted                                       104.1    102.1    104.0    101.8


Certain prior year amounts have been reclassified to conform to the 1998 presentation.

                                NCR CORPORATION
                          CONSOLIDATED REVENUE SUMMARY
                                  (Unaudited)
                                 (in millions)

                                  Three Months Ended June 30  Six Months Ended June 30
                                  --------------------------  ------------------------
                                      1998          1997         1998         1997
                                  ------------  ------------  -----------  -----------

By Product Line

Retail Products                      $  115        $  134       $  199       $  214
Financial Products                      260           278          459          449
Scalable Data Warehousing
  Products                              107            88          175          174
Other Computer Products                 235           286          432          529
Systemedia                              128           129          238          248
Customer Support Services               534           539        1,038        1,047
Professional Services                   151           154          269          287
Other Products & Services                44            37           73           86
                                     ------        ------       ------       ------
Total Revenues                       $1,574        $1,645       $2,883       $3,034
                                     ======        ======       ======       ======

                                  Three Months Ended June 30  Six Months Ended June 30
                                  --------------------------  ------------------------
                                      1998          1997         1998         1997
                                  ------------  ------------  -----------  -----------

By Industry/Customer Served

Retail Industry                      $  355        $  360       $  624       $  626
Financial Industry                      695           725        1,255        1,278
Communications Industry and
   National Accounts                    365           364          673          726
Systemedia                              128           129          238          248
Other                                    31            67           93          156
                                     ------        ------       ------       ------
Total Revenues                       $1,574        $1,645       $2,883       $3,034
                                     ======        ======       ======       ======

Certain prior year amounts have been reclassified to conform to the 1998 presentation.

                                NCR CORPORATION
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in millions)

                                                  June 30    December 31    June 30
                                                   1998         1997         1997
                                                -----------  -----------  -----------
                                                (Unaudited)               (Unaudited)
Assets
Current assets
   Cash and short-term investments                $  770        $1,129      $1,156
   Accounts receivable, net                        1,472         1,471       1,446
   Inventories                                       451           489         517
   Other current assets                              207           182         244
                                                  ------        ------      ------
Total Current Assets                               2,900         3,271       3,363
Property, plant and equipment, net                 1,101         1,106       1,146
Other assets                                       1,021           916         776
                                                  ------        ------      ------
Total Assets                                      $5,022        $5,293      $5,285
                                                  ======        ======      ======

Liabilities and Shareholders' Equity
Current liabilities
   Short-term borrowings                          $   69        $   59      $   56
   Accounts payable                                  304           378         303
   Other current liabilities                       1,522         1,527       1,581
                                                  ------        ------      ------
Total Current Liabilities                          1,895         1,964       1,940
Long-term debt                                        33            35          36
Other long-term liabilities                        1,756         1,941       1,879
                                                  ------        ------      ------
Total Liabilities                                  3,684         3,940       3,855
Total Shareholders' Equity                         1,338         1,353       1,430
                                                  ------        ------      ------
Total Liabilities and Shareholders' Equity        $5,022        $5,293      $5,285
                                                  ======        ======      ======

                                NCR CORPORATION
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)
                                 (in millions)

                                                           For the Periods Ended June 30
                                                       ------------------------------------
                                                        Three Months         Six Months
                                                       --------------  --------------------
                                                        1998    1997      1998       1997
                                                       ------  ------  -----------  -------

Operating Activities
Net income (loss)                                      $  48   $  (4)       $  48   $  (20)
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
   Depreciation and amortization                          87      94          184      186
   Net gain on sales of assets                           (55)      -          (55)       -
Changes in operating assets and liabilities:
   Receivables                                          (109)   (110)           7       11
   Inventories                                             7      18          (49)     (78)
   Other                                                 (95)     78         (228)     (25)
                                                       -----   -----        -----   ------
Net Cash Provided by (Used in) Operating Activities     (117)     76          (93)      74
                                                       -----   -----        -----   ------

Investing Activities
Short-term investments, net                              142     (40)          66     (277)
Expenditures for service parts and property,
  plant and equipment                                    (54)   (101)        (148)    (149)
Acquisition of minority interest in subsidiary          (271)      -         (271)       -
Proceeds from sales of facilities and other assets       172       -          172        -
Other investing activities                                 3       9           25       15
                                                       -----   -----        -----   ------
Net Cash Provided by (Used in) Investing Activities       (8)   (132)        (156)    (411)
                                                       -----   -----        -----   ------

Financing Activities
Treasury stock acquired                                  (78)      -          (78)       -
Short-term borrowings, net                                (2)     12           10       28
Long-term debt, net                                       (2)     (8)          (2)     (12)
Other financing activities                                22      18           39       18
                                                       -----   -----        -----   ------
Net Cash Provided by (Used in) Financing Activities      (60)     22          (31)      34
                                                       -----   -----        -----   ------

Effect of exchange rate changes on cash
 and cash equivalents                                     (9)     17          (13)     (21)
                                                       -----   -----        -----   ------

Increase (Decrease) in Cash and Cash Equivalents        (194)    (17)        (293)    (324)
Cash and Cash Equivalents at Beginning of Period         787     856          886    1,163
                                                       -----   -----        -----   ------

Cash and Cash Equivalents at End of Period             $ 593   $ 839        $ 593   $  839
                                                       =====   =====        =====   ======
